Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207845) and Form S-8 (Nos.  333-204178, 333-194949 and 333-210013) of Versartis, Inc. of our report dated March 9, 2017 relating to the financial statements and financial statement schedule, which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 9, 2017